Exhibit 99.1

PRESS RELEASEOLD LINE BANCSHARES, INC.

FOR IMMEDIATE RELEASECONTACT: ELISE HUBBARD

October 20, 2016CHIEF FINANCIAL OFFICER

(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS STRONG QUARTERLY LOAN GROWTH OF 4.06% AND $3.5 MILLION IN NET INCOME FOR THE QUARTER ENDED SEPTEMBER 30, 2016

BOWIE, MD – Old Line Bancshares, Inc. (“Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net loans held-for-investment at September 30, 2016 increased $50.4 million, or 4.06%, compared to June 30, 2016 and $145.4 million, or 12.68%, compared to December 31, 2015.  Net income available to common stockholders increased $412 thousand, or 13.15%, and $431 thousand, or 13.84%, respectively, to $3.5 million for the three months ended September 30, 2016, compared to $3.1 million for both of the three month periods ended June 30, 2016 and September 30, 2015.  Earnings were $0.33 per basic and $0.32 per diluted common share for the three months ended September 30, 2016, compared to $0.29 per basic and $0.28 per diluted common share for the three months ended June 30, 2016 and $0.30 per basic and $0.29 per diluted common share for the three months ended September 30, 2015.  The increase in net income for the third quarter of 2016 as compared to the same 2015 period is primarily the result of a $1.6 million increase in net interest income and a $294 thousand increase in non-interest income, offsetting a $1.2 million increase in non-interest expenses and a $42 thousand increase in the provision for loan losses.  Included in net income were $50 thousand in severance expense and $285 thousand in occupancy and equipment expense as the result of the reductions resulting from the previously announced closure of three branches on September 30, 2016.

Net income available to common stockholders increased 13.15% to $3.5 million, or an increase of $0.04 per basic and diluted share, for the three months period ending September 30, 2016 compared to the second quarter of 2016.   Total assets increased $60.1 million to $1.7 billion at September 30, 2016 as compared to $1.6 billion at June 30, 2016.  Non-interest income decreased $425 thousand primarily as a result of a reduction on the gain on investment securities.  Non-interest expense decreased $755 thousand, or 7.16%, for the three month period ending September 30, 2016 compared to the three month period ending June 30, 2016.  After adjusting for severance and lease abandonment costs this decrease is primarily due to $266 thousand reduction in salaries and benefits from the strategic staff reductions made in the second quarter as well as a decrease of $50 thousand in other operating expenses as a result of decisions made which effectively reduce current and future core operating expenses.

Net income available to common stockholders was $8.8 million for the nine months ended September 30, 2016, compared to $8.5 million for the same nine month period last year, an increase of $358 thousand, or 4.22%.  Earnings were $0.82 per basic and $0.80 per diluted common share for the nine months ended September 30, 2016 compared to $0.80 per basic and $0.78 per diluted common share for the same period last year.  The increase in net income is primarily the result of increases of $4.6 million, or 13.35%, in net interest income and $1.5 million, or 29.07%, in non-interest income, offsetting increases of $4.9 million in non-interest expenses and $474 thousand in the provision for loan losses. Included in net income were $443 thousand for severance payments and $285 thousand in occupancy and equipment expense resulting from the previously discussed strategic staff reductions and branch closures as well as $661 thousand in merger related expense associated with the acquisition of Regal Bancorp, Inc.

    James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: “We are pleased to report strong earnings for the third quarter and nine months ending September 30, 2016.  Our loan growth was strong at 4.06% for the quarter.  The significant organic loan growth should allow us to continue to build our franchise and enhance our profitability.    During the quarter ending September 30, 2016, we issued subordinated debt of $35 million with an initial five-year interest rate of 5.625%.  In August we purchased the minority interest in Pointer Ridge Office Investments, LLC and on September 2, 2016, we paid off the entire $5.8 million principal amount of a promissory note previously issued by Pointer Ridge.  We continue to seek opportunities that will enhance our profitability and will continue to build on our solid foundation to better serve our customers, while steadily investing in new growth opportunities.”

HIGHLIGHTS:

•

Net loans held-for-investment increased $50.4 million, or 4.06%, and $145.4 million, or 12.68%, respectively, during the three and nine months ended September 30, 2016, to $1.3 billion at September 30, 2016, compared to $1.1 billion at December 31, 2015, as a result of organic growth within our market area.

•

Average gross loans increased $235.1 million, or 22.70%, to $1.3 billion for the three month period ending September 30, 2016 compared to $1.0 billion during the three months ended September 30, 2015.  Average gross loans for the nine month period increased $221.3 million, or 22.18%, to $1.2 billion compared to $998 million for the nine month period ended September 30, 2015.  The growth for the three and nine month periods this year as compared to the same periods last year includes approximately $91.0 million in loans acquired in the Regal merger.  Average gross loans increased $57.0 million, or 4.70% for the third quarter of 2016 as compared to the second quarter of 2016.  This increase is the result of strong organic loan growth.

•	Non-performing assets decreased to 0.63% of total assets at September 30, 2016 compared to 0.71% at June 30, 2016 and 0.60% at December 31, 2015.
•	Total assets increased $140.0 million, or 9.28%, since December 31, 2015.
•

Net income available to common stockholders increased 13.84% to $3.5 million, or $0.33 per basic and $0.32 per diluted share, for the three month period ending September 30, 2016, from $3.1 million, or $0.30 per basic and $0.29 per diluted share, for the third quarter of 2015.  Net income available to common stockholders increased $358 thousand or 4.22% to $8.8 million, or $0.82 per basic and $0.80 per diluted share, for the nine month period ending September 30, 2016, from $8.5 million, or $0.80 per basic and $0.78 per diluted share, for the nine months ending September 30, 2015.

•

The net interest margin during the three months ended September 30, 2016 was 3.73% compared to 4.07% for the same period in 2015.  Total yield on interest earning assets decreased to 4.27% for the three months ending September 30, 2016, compared to 4.49% for the same three month period last year.  Interest expense as a percentage of total interest-bearing liabilities was 0.71% for the three months ended September 30, 2016 compared to 0.55% for the same three month period of 2015.

•

The net interest margin during the nine months ended September 30, 2016 was 3.81% compared to 4.12% for the same period in 2015.  Total yield on interest earning assets decreased to 4.30% for the nine months ending September 30, 2016, compared to 4.52% for the same nine month period last year.  Interest expense as a percentage of total interest-bearing liabilities was 0.64% for the nine months ended September 30, 2016 compared to 0.53% for the same nine month period of 2015.

•

For the quarter ending September 30, 2016 as compared to the quarter ending June 30, 2016, excluding severance and lease abandonment costs non-interest expenses decreased $395 thousand primarily related to $266 thousand in salaries and benefits from the strategic staff reduction and $50 thousand from specific actions to reduce other core operating expenses. Additional benefits will be realized in the fourth quarter as a result of the branch closures.

•

The third quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.88% and 9.37%, respectively, compared to ROAA and ROAE of 0.93% and 8.87%, respectively, for the third quarter of 2015.

•

ROAA and ROAE were 0.75% and 8.02%, respectively, for the nine months ended September 30, 2016 compared to ROAA and ROAE of 0.87% and 8.19%, respectively, for the nine months ending September 30, 2015.

•	Total deposits grew by $65.4 million, or 5.29%, since December 31, 2015.
•

The Company ended the third quarter of 2016 with a book value of $13.98 per common share and a tangible book value of $12.72 per common share compared to $13.31 and $12.02, respectively, at December 31, 2015.

•	We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”
•

On August 15, 2016, the Company completed the sale of $35,000,000 in aggregate principal amount of its 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”).  The Notes were issued pursuant to an indenture and a supplemental indenture, each dated as of August 15, 2016, between the Company and U.S. Bank National Association as Trustee.  The Notes are unsecured subordinated obligations of the Company and rank equally with all other unsecured subordinated indebtedness currently outstanding or issued in the future.  The Notes are subordinated in right of payment of all senior indebtedness.

•

On August 19, 2016, Old Line Bank purchased the aggregate 37.5% interest in Pointer Ridge Office Investment, LLC (“Pointer Ridge”) not held by the Company for an aggregate of $280,139 pursuant to Agreements of Purchase and Sale of Membership Interests that the Bank entered into with each of the prior owners of the remaining (in aggregate) 37.5% interest in Pointer Ridge.  Pointer Ridge owns our headquarters building, which we lease from Pointer Ridge.

Total assets at September 30, 2016 increased $140.0 million from December 31, 2015 primarily due to an increase of $145.4 million in loans held-for-investment, and $7.1 million in investment securities available-for-sale, offsetting a decrease of $13.5 million in cash and cash equivalents.  Deposits increased $65.4 million for the nine months ended September 30, 2016 since December 31, 2015, almost all of which is attributable to an increase in our interest bearing deposits.

Average interest earning assets for the three month period ending September 30, 2016 increased $281.3 million compared to the same period of 2015.  Average interest earning assets for the nine month period ending September 30, 2016 increased $257.7 million compared to the same period of 2015.  The average yield on such assets was 4.27% for the three months ending September 30, 2016 compared to 4.49% for the comparable 2015 period.  The average yield on such asset was 4.30% for the nine months ending September 30, 2016 compared to 4.52% for the comparable 2015 period.  The decrease in yield on interest earning assets is the result of re-pricing in the loan portfolio and lower yields on new loans causing the average loan yield to decline.  Average interest bearing liabilities for the three month period ending September 30, 2016 increased $213.0 million compared to the same three month period of 2015.  The average rate paid on such liabilities increased to 0.71% for the three months ending September 30, 2016 compared to 0.55% for the comparable period in 2015, primarily due to higher rates paid on our borrowings, which includes the interest paid on our subordinated debt, our trust preferred securities and, to a lesser extent, higher rates on the deposits acquired in the Regal merger.  Average interest bearing liabilities for the nine month period ending September 30, 2016 increased $201.7 million compared to the same nine month period of 2015.  The average rate paid on such liabilities increased to 0.64% for the nine months ending September 30, 2016 compared to 0.55% for the comparable period in 2015, primarily due to higher rates paid on our borrowings, which includes the interest paid on our subordinated debt, our trust preferred securities and, to a lesser extent, higher rates on the deposits acquired in the Regal merger.

The net interest margin for the three months ended September 30, 2016 decreased to 3.73% from 4.07% for the three months ending September 30, 2015.  The net interest margin for the nine months ended September 30, 2016 decreased to 3.81% from 4.12% for the nine months ending September 30, 2015.  The net interest margin in the 2016 periods was affected by the increase in the interest expense, primarily due to the interest due on our subordinated debt and trust preferred securities.  The net interest margin in the 2016 periods was also affected by a lower amount of accretion on acquired loans due to a lower amount of early payoffs on acquired loans with credit marks for the three and nine months ending September 30, 2016 as compared to the same three and nine month periods in 2015.  The fair value accretion/amortization is recorded on pay-downs recognized during the period, which contributed to a 16 basis point decrease for the three months ended September 30, 2016, and an eight basis point decrease for the nine months ended September 30, 2016 as compared to the same three and nine month periods last year, primarily due to a large payoff on a hospitality loan

Net interest income increased $1.6 million, or 13.54%, and $4.6 million, or 13.35%, for the three and nine month periods ending September 30, 2016 compared to the same periods in 2015, primarily due to increases in the interest recognized on loans offsetting the increases in interest expense.  Loan interest income increased for the three and nine month periods ending September 30, 2016 due to organic growth as well as the loans we acquired in the Regal acquisition.  Interest expense during these periods increased primarily due to increases in our deposits both from organic growth and the deposits we acquired in the Regal acquisition as well as an increase in borrowings.  Borrowings include the $35 million subordinated debt as discussed above.

The provision for loan losses increased $42 thousand for the three months ending September 30, 2016 compared to the same period last year due to the increase in our loans held-for-investment portfolio and $474 thousand for the nine months ending September 30, 2016 compared to the same period last year due to an increase in our loans held-for-investment portfolio and the reserves on specific loans.  The reserves on specific loans increased primarily due to one large commercial borrower, consisting of two commercial real estate loans totaling $2.5 million, and 21 commercial and industrial loans totaling $1.0 million.  These loans are classified as impaired and have been adequately reserved for at September 30, 2016.

Non-interest income increased $294 thousand, or 15.97%, for the three month period ending September 30, 2016 compared to the same period of 2015 primarily as a result of increases of $325 thousand in gain on sales of investment securities, $325 thousand in gain on sale of loans and $34 thousand in earnings on bank owned life insurance, offsetting a decrease of $344 thousand in other fees and commissions and $50 thousand loss on disposal of assets, as compared to the same three month period last year.  The increase in gains on sales of investment securities is the result of re-positioning our investment portfolio, pursuant to which we sold approximately $29.9 million of our lowest yielding, longer duration investments resulting in a gain on investments.  We used the proceeds to repurchase investment securities with a slightly higher book yield.  The increase in the gain on the sale of loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same period last year. The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal acquisition.  The decrease in other fees and commissions is primarily related to a decrease in other loan fees, primarily due to a gain of $153 thousand received during the third quarter of 2015 as a result of selling our credit card portfolio.  The disposal of assets was due to the disposition of assets associated with the branch closures on September 30, 2016.

Non-interest income increased $1.5 million, or 29.07%, for the nine month period ending September 30, 2016 compared to the same nine month period last year.  The increase is primarily the result of increases of $1.2 million in gain on sales of investment securities, $202 thousand in gain on sale of loans, $97 thousand in other fees and commissions and $101 thousand in earnings on bank owned life insurance, offsetting a decrease of $47 thousand on gain or loss on disposal of assets.  The increase in gain on sales of investment securities is the result of re-positioning our investment portfolio, pursuant to which we sold approximately $108 million of our lowest yielding, longer duration investments resulting in a gain on investments.  The increase in other fees and commissions is primarily related to a one-time incentive fee received for our debit card program.  The increase in earnings on bank owned life insurance is due to the bank owned life insurance we acquired in the Regal acquisition.  The increase in gain on sale of loans is the result of an increase in the premiums received on residential mortgage loans sold in the secondary market during the nine months period ending September 30, 2016 as compared to the same period last year.

Non-interest expense increased $1.2 million, or 13.82%, for the three month period ending September 30, 2016 compared to the same period of 2015, primarily as a result of increases in salaries and benefits, severance expense, occupancy and equipment, as well as a decrease in the gain on sales of other real estate owned properties, partially offset by a decrease in other real estate owned expenses.

Salaries and benefits increased $405 thousand primarily as a result of additional staff due to our acquisition of Regal Bank and the additional staff for our two new Rockville locations that opened in November 2015 and June 2016.  Severance expense of $50 thousand was related to the reduction in our operating staff associated with the branch closures.  Occupancy and equipment expense increased $428 thousand primarily as a result of a lease abandonment accrual of $285 thousand for our Odenton branch that was closed on September 30, 2016, with the remaining expense due the addition of the former Regal Bank branches and the addition of our new Rockville branches.    Gain on sales of other real estate owned was $28 thousand for five properties that sold during the three months ended September 30, 2016 compared to a net gain of $115 thousand on the sale of an acquired property that was previously charged off, during the three months ended September 30, 2015.  OREO expenses decreased as a result of a reduction in our OREO portfolio.

Non-interest expenses increased $4.9 million, or 18.89%, for the nine month period ending September 30, 2016 compared to the same period of 2015 primarily as a result of increases in salaries and benefits, severance payments, occupancy and equipment, and, partially offset by a gain on sales of other real estate owned properties and a decrease in other real estate owned expenses.  Salaries and benefits increased $2.4 million primarily as a result of additional staff due to our acquisition of Regal Bank and the additional staff for our two new Rockville locations.  Severance payments of $443 thousand are associated with the reductions in our operating staff discussed above.  Occupancy and equipment increased $1.1 million as a result of the additional branches acquired in the Regal Bank acquisition and the additional opening of our two new Rockville locations as well as the costs associated with the branch closures discussed above.  Gain on sales of other real estate properties increased $109 thousand as a result of recording a net gain of $80 thousand for six properties that sold during the nine months ending September 30, 2016 compared to a net loss of $29 thousand during the same nine month period last year. OREO expenses decreased as a result of a reduction in our OREO portfolio.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 21 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses non-GAAP financial measures, including: (i) net operating income; (ii) net operating income available to common stockholders; (iii) earnings per basic share; (iv) earnings per diluted share; (v) operating non-interest expense; (vi) operating efficiency ratio; (vii) operating non-interest expense as a percentage of average assets; (viii) return on average assets; (ix) return on average common equity.  Net income excludes merger-related expenses, net of tax.  Operating non-interest expense excludes merger related expense, net of tax.  The operating efficiency ratio excludes merger related expenses.  Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Balance Sheets

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015 (1)	2015
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Cash and due from banks	$28,696,913	$32,123,006	$34,108,645	$40,239,384	$29,107,355
Interest bearing accounts	1,159,687	1,167,418	1,150,474	1,135,263	1,147,181
Federal funds sold	301,262	352,572	325,606	2,326,045	362,726
Total cash and cash equivalents	30,157,862	33,642,996	35,584,725	43,700,692	30,617,262
Investment securities available for sale	201,830,885	190,297,596	190,749,087	194,705,675	151,522,391
Loans held for sale	7,578,285	6,111,808	4,148,506	8,112,488	5,264,444
Loans held for investment, less allowance for loan losses of $6,352,393 and $4,909,818 for September 30, 2016 and December 31, 2015	1,292,431,559	1,242,017,598	1,175,828,165	1,147,034,715	1,040,227,945
Equity securities at cost	6,603,346	7,304,646	5,710,845	4,942,346	3,671,895
Premises and equipment	36,153,064	36,567,012	35,995,176	36,174,978	33,948,846
Accrued interest receivable	3,686,161	3,704,287	3,655,444	3,814,546	3,223,748
Deferred income taxes	13,600,152	12,666,462	12,828,069	13,820,679	12,734,261
Current income taxes receivable	—	—	—	—	—
Bank owned life insurance	37,321,217	37,081,638	36,843,873	36,606,105	32,071,875
Other real estate owned	1,934,720	2,443,543	2,698,344	2,472,044	1,948,625
Goodwill	9,786,357	9,786,357	9,786,357	9,786,357	7,793,665
Core deposit intangible	3,721,858	3,923,987	4,124,985	4,351,226	3,822,953
Other assets	5,299,676	4,482,981	5,062,691	4,567,038	4,530,443
Total assets	$1,650,105,142	$1,590,030,911	$1,523,016,267	$1,510,088,889	$1,331,378,353
Deposits
Non-interest bearing	$328,967,215	$313,439,435	$328,797,753	$328,549,405	$279,339,255
Interest bearing	972,325,625	949,451,184	904,751,898	907,330,561	811,186,492
Total deposits	1,301,292,840	1,262,890,619	1,233,549,651	1,235,879,966	1,090,525,747
Short term borrowings	141,775,684	153,751,725	118,571,030	107,557,246	85,695,507
Long term borrowings	37,776,841	9,559,018	9,561,842	9,593,318	5,903,665
Accrued interest payable	712,080	448,406	448,677	416,686	357,691
Supplemental executive retirement plan	5,547,176	5,479,842	5,405,763	5,336,509	5,276,167
Income taxes payable	6,677,102	5,418,623	4,721,336	3,615,677	379,247
Other liabilities	4,466,051	3,275,804	4,473,968	3,700,598	4,967,326
Total liabilities	1,498,247,774	1,440,824,037	1,376,732,267	1,366,100,000	1,193,105,350

Stockholders' equity
Common stock	108,591	108,164	108,026	108,026	105,131
Additional paid-in capital	106,000,537	105,555,548	105,408,038	105,293,606	100,614,804
Retained earnings	45,166,362	42,275,517	39,793,541	38,290,876	36,935,945
Accumulated other comprehensive income	581,878	1,009,402	717,881	38,200	359,840
Total Old Line Bancshares, Inc. stockholders' equity	151,857,368	148,948,631	146,027,486	143,730,708	138,015,720
Non-controlling interest	—	258,243	256,514	258,181	257,283
Total stockholders' equity	151,857,368	149,206,874	146,284,000	143,988,889	138,273,003
Total liabilities and stockholders' equity	$1,650,105,142	$1,590,030,911	$1,523,016,267	$1,510,088,889	$1,331,378,353
Shares of basic common stock outstanding	10,859,074	10,816,429	10,802,560	10,802,560	10,513,025

(1)	Financial information at December 31, 2015 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months	Three Months	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015 (1)	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$14,191,639	$13,562,643	$13,057,180	$12,646,217	$12,202,174	$40,811,462	$35,302,194
Investment securities and other	1,146,898	1,051,097	1,101,146	977,533	805,172	3,299,141	2,526,850
Total interest income	15,338,537	14,613,740	14,158,326	13,623,750	13,007,346	44,110,603	37,829,044
Interest expense
Deposits	1,421,842	1,309,379	1,270,432	1,196,381	1,118,092	4,001,653	3,050,609
Borrowed funds	577,709	328,613	275,659	181,876	141,009	1,181,981	435,432
Total interest expense	1,999,551	1,637,992	1,546,091	1,378,257	1,259,101	5,183,634	3,486,041
Net interest income	13,338,986	12,975,748	12,612,235	12,245,493	11,748,245	38,926,969	34,343,003
Provision for loan losses	305,931	300,000	778,611	400,000	263,595	1,384,542	910,984
Net interest income after provision for loan losses	13,033,055	12,675,748	11,833,624	11,845,493	11,484,650	37,542,427	33,432,019
Non-interest income
Service charges on deposit accounts	445,901	433,498	411,337	430,964	442,225	1,290,736	1,298,809
Gain on sales or calls of investment securities	326,021	823,214	76,998	—	604	1,226,233	65,222
Earnings on bank owned life insurance	284,982	282,358	282,186	260,898	250,950	849,526	748,755
Gains (losses) on disposal of assets	(49,957)	22,784	—	(5,847)	—	(27,173)	19,975
Earnings on marketable loans	782,510	587,030	377,138	474,941	457,613	1,746,678	1,544,462
Other fees and commissions	348,391	414,800	835,994	432,810	692,106	1,599,185	1,502,433
Total non-interest income	2,137,848	2,563,684	1,983,653	1,593,766	1,843,498	6,685,185	5,179,656
Non-interest expense
Salaries & employee benefits	4,812,949	5,079,143	5,376,552	4,319,029	4,407,726	15,268,644	12,918,194
Severance expense	49,762	393,495	—	—	—	443,257	—
Occupancy & Equipment	1,907,090	1,647,490	1,724,553	1,487,028	1,478,740	5,279,133	4,217,277
Data processing	384,382	383,689	397,792	361,991	350,941	1,165,863	1,070,191
Merger and integration	—	301,538	359,481	1,420,570	—	661,019	—
Core deposit amortization	202,129	200,998	226,241	194,507	193,960	629,368	597,843
(Gains)losses on sales of other real estate owned	(27,914)	(48,099)	(4,208)	20,502	(114,709)	(80,221)	29,214
OREO expense	77,224	63,192	154,966	75,824	158,983	295,382	354,736
Other operating	2,391,728	2,531,292	2,389,142	2,270,861	2,132,067	7,312,162	6,866,343
Total non-interest expense	9,797,350	10,552,738	10,624,519	10,150,312	8,607,708	30,974,607	26,053,798
Income before income taxes	5,373,553	4,686,694	3,192,758	3,288,947	4,720,440	13,253,005	12,557,877
Income tax expense	1,830,921	1,554,000	1,043,366	1,286,496	1,605,586	4,428,287	4,095,894
Net income	3,542,632	3,132,694	2,149,392	2,002,451	3,114,854	8,824,718	8,461,983
Less: Net income (loss) attributable to the noncontrolling interest	—	1,728	(1,667)	898	2,894	61	(5,050)
Net income available to common stockholders	$3,542,632	$3,130,966	$2,151,059	$2,001,553	$3,111,960	$8,824,657	$8,467,033
Earnings per basic share	$0.33	$0.29	$0.20	$0.19	$0.30	$0.82	$0.79
Earnings per diluted share	$0.32	$0.28	$0.20	$0.19	$0.29	$0.80	$0.78
Dividend per common share	$0.06	$0.06	$0.06	$0.06	$0.05	$0.12	$0.10
Average number of basic shares	10,848,418	10,816,429	10,802,560	10,604,667	10,544,357	10,824,436	10,655,375
Average number of dilutive shares	11,033,655	10,989,854	10,962,867	10,760,832	10,685,306	10,998,150	10,792,821

Old Line Bancshares, Inc. & Subsidiaries

Average Balances, Interest and Yields

	9/30/2016		6/30/2016		3/31/2016		12/31/2015		9/30/2015
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
Three Month Averages:	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Yield
Assets:
Int. Bearing Deposits	$1,504,448	0.47%	$1,848,237	0.47%	$2,538,719	0.47%	$2,163,496	0.26%	$1,754,437		0.05%
Investment Securities(2)	202,986,618	2.72%	192,652,161	2.67%	197,036,394	2.71%	182,660,126	2.65%	154,931,599		2.56%
Loans	1,271,170,565	4.50%	1,214,193,241	4.57%	1,172,758,851	4.56%	1,087,653,696	4.70%	1,036,066,492		4.76%
Allowance for Loan Losses	(6,145,988)		(5,844,078)		(5,050,728)		(3,505,864)		(4,567,326)
Total Loans
Net of allowance	1,265,024,977	4.52%	1,208,349,163	4.59%	1,167,708,123	4.58%	1,084,147,832	4.71%	1,031,499,166		4.78%
Total interest-earning assets	1,469,516,043	4.27%	1,402,849,561	4.32%	1,367,283,236	4.30%	1,268,971,454	4.41%	1,188,185,202		4.49%
Noninterest bearing cash	28,168,294		43,063,212		43,812,578		42,032,492		39,141,171
Other Assets	108,325,172		109,972,442		110,530,441		103,829,394		99,737,905
Total Assets	$1,606,009,509		$1,555,885,215		$1,521,626,255		$1,414,833,340		$1,327,064,278
Liabilities and Stockholders' Equity
Interest-bearing Deposits	$962,097,781	0.59%	$916,951,641	0.57%	$908,510,119	0.56%	$841,394,142	0.56%	$813,731,631		0.55%
Borrowed Funds	152,091,696	1.51%	165,943,308	0.80%	129,440,961	0.86%	128,656,699	0.56%	87,448,890		0.64%
Total interest-bearing liabilities	1,114,189,477	0.71%	1,082,894,949	0.61%	1,037,951,080	0.60%	970,050,841	0.56%	901,180,521		0.55%
Noninterest bearing deposits	326,480,191		313,709,097		326,249,639		293,242,708		278,650,167
	1,440,669,668		1,396,604,046		1,364,200,719		1,263,293,549		1,179,830,688
Other Liabilities	15,260,197		13,171,739		13,130,368		9,526,486		8,422,924
Noncontrolling Interest	—		257,582		256,330		256,218		256,636
Stockholder's Equity	150,079,644		145,851,848		144,038,838		141,757,087		138,554,030
Total Liabilities and
Stockholder's Equity	$1,606,009,509		$1,555,885,215		$1,521,626,255		$1,414,833,340		$1,327,064,278
Net interest spread		3.56%		3.71%		3.70%		3.85%			3.93%
Net interest income and
Net interest margin(1)	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%	$12,184,338		4.07%

(1)

Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending September 30, 2016 and 2015.    Fair value accretion for the current quarter and prior four quarter are as follows:

	9/30/2016		6/30/2016		3/31/2016		12/31/2015		9/30/2015
	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on
	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Commercial loans (1)	$12,442	—%	$(479)	—%	$27,404	0.01%	$(2,772)	—%	$18,940	0.01%
Mortgage loans (1)	67,300	0.02	127,100	0.04	179,550	0.05	399,729	0.13	514,073	0.17
Consumer loans	12,947	—	10,963	—	11,553	—	3,486	—	3,771	—
Interest bearing deposits	53,728	0.01	68,569	0.02	92,833	0.03	38,091	0.01	38,091	0.01
Total Fair Value Accretion (Amortization)	$146,417	0.03%	$206,153	0.06%	$311,340	0.08%	$438,534	0.14%	$574,875	0.19%

(1)	Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	9/30/2016		6/30/2016		3/31/2016		12/31/2015		9/30/2015
	Net Interest		Net Interest		Net Interest		Net Interest		Net Interest
	Income	Yield	Income	Yield	Income	Yield	Income	Yield	Income	Yield
GAAP net interest income	$13,338,986	3.61%	$12,975,748	3.72%	$12,612,246	3.71%	$12,245,493	3.83%	$11,748,245	3.93%
Tax equivalent adjustment
Federal funds sold	4	—	3	—	5	—	—	—	—	—
Investment securities	243,510	0.06	228,532	0.07	226,861	0.07	243,378	0.08	193,491	0.06
Loans	231,536	0.06	220,276	0.06	238,716	0.07	242,299	0.07	242,602	0.08
Total tax equivalent adjustment	475,050	0.12	448,811	0.13	465,582	0.14	485,677	0.15	436,093	0.14
Tax equivalent interest yield	$13,814,036	3.73%	$13,424,559	3.85%	$13,077,828	3.85%	$12,731,170	3.98%	$12,184,338	4.07%

Old Line Bancshares, Inc. & Subsidiaries

Selected Loan Information

(Dollars in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015

Legacy Loans(1)
Period End Loan Balance	$1,093,436	$1,027,579	$946,803	$913,609	$891,407
Deferred Costs	1,222	1,227	1,168	1,274	1,270
Accruing	1,084,851	1,021,867	951,197	907,915	889,364
Non-accrual	5,803	5,712	4,292	4,420	773
Accruing 30-89 days past due	2,524	2,479	4,529	994	2,630
Accruing 90 or more days past due	259	—	—	—	203
Other real estate owned	425	425	425	425	425
Net charge offs (recoveries)	(3)	(4)	15	(18)	20

Acquired Loans(2)
Period End Loan Balance	$204,126	$219,231	$229,026	$237,061	$152,004
Accruing	200,412	216,971	225,957	235,816	150,702
Non-accrual(3)	1,545	2,260	3,069	1,245	1,302
Accruing 30-89 days past due	1,284	2,203	2,127	6,132	603
Accruing 90 or more days past due	885	—	902	1	214
Other real estate owned	1,510	2,019	2,273	2,047	1,524
Net charge offs (recoveries)	(25)	(9)	2	(39)	225

Allowance for loan losses as % of held for investment loans	0.49%	0.48%	0.48%	0.43%	0.43%
Allowance for loan losses as % of legacy held for investment loans	0.58%	0.50%	0.60%	0.54%	0.50%
Allowance for loan losses as % of acquired held for investment loans	3.11%	2.75%	2.49%	2.07%	2.93%
Total non-performing loans as a % of held for investment loans	0.65%	0.83%	0.85%	0.71%	0.46%
Total non-performing assets as a % of total assets	0.63%	0.71%	0.78%	0.60%	0.36%

(1)	Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015
(2)	Acquired loans represent all loans acquired on April 1, 2011 from MB&T on May 10, 2013 from WSB and on December 4, 2015 for Regal. We originally recorded these loans at fair value upon acquisition.
(3)	These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.